Exhibit 99.2

SILVER STATE BANCORP ANNOUNCES MANAGEMENT REORGANIZATION

Henderson, NV – August 1, 2008 – Silver State Bancorp (NASDAQ: SSBX) today announced the resignation of Corey L. Johnson as President and Chief Executive Officer of the Company and as Chief Executive Officer of Silver State Bank, the Company’s wholly-owned bank subsidiary. The Company also announced the resignation of Silver State Bancorp’s and Silver State Bank’s Chairman of the Board, Bryan S. Norby.

Both Mr. Johnson and Mr. Norby will continue serving as directors on the Company’s and the Bank’s Board of Directors.

The Board of Directors has named Phillip C. Peckman as acting Chairman of the Board of the Company and of Silver State Bank, subject to regulatory approval. Mr. Peckman, a Nevada resident, has been a director of Silver State Bank since May 1997 and of the Company since its inception in January 1999. From 1990 until 2006, Mr. Peckman held senior executive positions, including chief executive officer, at the Greenspun Corporation. He joined Greenspun Corporation in 1990 as Chief Operating Officer.

The Board of Directors also named Michael J. Thorell acting President and Chief Executive Officer of the Company and acting Chief Executive Officer of the Bank, subject to regulatory approval. Mr. Thorell had been recently appointed as Chief Lending Officer and Chief Credit Administration Officer of Silver State Bank. Prior to that, Mr. Thorell was President of Choice Bank, Silver State’s Arizona chartered bank subsidiary.

The Board said that it will be conducting a search for a permanent President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank, and Mr. Thorell will be a candidate for these positions.

Regarding the management changes, Mr. Peckman said, “The Company and Board is grateful to the service and guidance provided by Corey Johnson over the past decade. Moreover, he has shown his clear dedication to Silver State and we are pleased that he has agreed to advise us going forward.”

Mr. Thorell added, “There are many challenges facing Silver State and its markets. Working with senior management, I plan to quickly initiate a dynamic strategy that strong, yet flexible enough to manage Silver State through this economic environment and restore it to its former strength and growth pattern. We will be announcing shortly not only our strategy going forward, but subsequently the milestones we reach in our recovery.”

About Silver State Bancorp

Silver State Bancorp, through its wholly-owned subsidiary, Silver State Bank, currently operates thirteen full service branches in southern Nevada and four full service branches in the Phoenix/Scottsdale market area. Silver State Bank also operates loan production offices located in Nevada, California, Washington, Oregon, Utah, Colorado and Florida. Please visit www.silverstatebancorp.com for more information. The deposit accounts of Silver State Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This press release contains forward-looking statements. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “seek,” and similar expressions are forward-looking in nature and reflect management’s view only as the date hereof. Actual results and events could differ materially from those expressed or anticipated and are subject to a number of risks and uncertainties including but not limited to fluctuations in interest rates, asset quality, government regulations, economic conditions and competition in the geographic and business areas in which Silver State Bancorp conducts its operations. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Investors:

Michael J. Threet

Silver State Bancorp

170 South Green Valley Parkway

Henderson, NV 89012

(702) 433-8300

Media:

Steve Stern

Stern And Company

(702) 240-9533

steve@sdsternpr.com